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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15


            Certification and Notice of Termination of Registration
             under Section 12(g) of the Securities Exchange Act of
     1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                        Commission File Number 33-19038

                   Pershing Lease Income Limited Partnership
            (Exact name of registrant as specified in its charter)

                                  6300 Lamar
                                 PO Box 29217
                      Shawnee Mission, Kansas  66201-9217
                                 (913) 236-2000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Limited Partnership Interests
            -------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
            -------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ ]             Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)       [ ]             Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)       [ ]             Rule 15d-6               [X]
Rule 12h-3(b)(1)(i)        [X]

        Approximate number of holders of record as of the certification or notice date: zero (o)

      Pursuant to the requirements of the Securities Exchange Act of 1934 Pershing Lease Income Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 15, 1999      BY:  /s/ Michael D. Strohm
                                  ----------------------------
                                  Name:   Michael D. Strohm
                                  Title:  Executive Vice President of
                                          Waddell & Reed Leasing, Inc.,
                                          General Partner